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                                                                    EXHIBIT 21.1

List of Subsidiaries

LSI Logic Storage Europe Holdings Ltd. (Bermuda)

LSI Logic Storage Systems Europe Ltd. (Ireland)

LSI Logic Storage Systems International Services, Inc. (Delaware)